ASSET PURCHASE AGREEMENT
The Brand: VitaminFIZZ

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 28, 2015, by and among Athena Brands, Inc., formerly Level 5 Beverage Company, Inc. (the “Buyer”), a subsidiary of Minerco Resources, Inc., and VitaminFIZZ Brands, LP, a limited partnership (the “Seller”) (collectively, the “Parties”).
R E C I T A L S:
WHEREAS, Seller is the owner of (i) the “VitaminFIZZ” trademark, U.S. registered trademark Registration No. 85063218 (the “Trademark”), (ii) all formulas and intellectual property rights in, to and for the VitaminFIZZ brand;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest to the (i) the Trademark, and (ii) formulas and certain other intellectual property rights and tangible assets related to the VitaminFIZZ brand and Products (defined below), all upon the terms and subject to conditions contained herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1DEFINITIONS AND CONSTRUCTION
1.Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:
“AAA” means the American Arbitration Association.
“Acquired IP” has the meaning given to such term in Section 2.1.
“Affiliate” or “affiliate” of any specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person, and in any event shall be deemed to include (a) any Person who directly or indirectly owns or controls ten percent (10%) or more of the common equity of, or right to vote on ordinary matters for, the specified Person and (b) any officer or director of the specified Person.
“Brand” means the VitaminFIZZ brand.
“Indemnified Party” means a Person that is entitled to the benefits of indemnification from an Indemnifying Party in accordance with the terms and conditions of this Agreement.
“Indemnifying Party” means a Party to this Agreement that has the obligation to indemnify an Indemnified Party in accordance with the terms and conditions of Article 11 of this Agreement.
“Products” means any and all marketable products of the Brand.
“Transaction Documents” means this Agreement, the Intellectual Property Assignment Agreement, and the other agreements, documents and instruments to be executed and delivered in connection with any of the foregoing.

ARTICLE 2PURCHASE AND SALE
1.Acquired IP.
(a)On the terms, and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller all of the right, title and interest of the Seller in and to the following assets, properties and rights (the “Acquired IP”):
(i)The “VitaminFIZZ” trademark (registered trademark Registration No. 85063218), including all common law rights, together with all goodwill relating to the foregoing;

(ii)The trade dress, designs, logos, trade names, UPC codes, and general intangibles of like nature, whether or not registered, relating to the Brand;
(iii)Formulas, trade secrets and confidential, technical or business information (including, without limitation, formulas and compositions), with respect to the Products;
(iv)The web sites and domain names related to the Acquired IP;
(v)All rights to sue, recover and retain damages (and costs and attorneys’ fees) for present and past infringement of any of the Acquired IP set forth above; and
(vi)All common law rights with respect to the Acquired IP set forth above.
(b)Acquired IP Free of Liens. All of the Acquired IP shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all pledges, liens, encumbrances, mortgages (“Liens”).
2.Tangible Assets.
(a)On the terms, and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller all of the right, title and interest of the Seller in and to the all tangible assets, properties and rights associated with the Acquired IP and the Brand (the “Tangible Assets”):
3.Excluded Assets. The Seller shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, any assets of the Seller other than the Acquired IP and the Tangible Assets.
4.Assumed Liabilities. The Buyer shall not assume any liabilities of the Seller except as contemplated by Section 3.1(b) and (c) of this Agreement, furthermore the Seller shall assume no other liability than is mentioned in Exhibit A and only once the full amount for each liability is received, until the full amount for each liability is received Buyer remains responsible for all liabilities.

ARTICLE 3PURCHASE PRICE
1.Purchase Price. The aggregate purchase price for the Acquired IP and Tangible Assets shall consist of:
(a)Credit: In the form of tangible monies invested in the Brand under a certain Brand Licensing Agreement, dated June 25, 2014, and effective as of November 21, 2013, in the amount of Two Million Seventy Thousand US Dollars ($2,070,000.00), inclusive of the Initial Licensing Fee of $250,000.00 paid to VitaminFIZZ, L.P. and exclusive of monies not directly attributable to the Brand; and
(b)Assumed Liabilities: The assumption of Three Hundred Thousand US Dollars ($300,000) (the “Assumption of Debt”) of certain accounts payable of the Brand as listed in Exhibit A and according to:

(vii)	$50,000 at Closing; and

(viii)	$50,000 within sixty (60) days of the Closing; and

(ix)	$150,000 within ninety (90) days of the Closing; and

(x)	$50,000 within one hundred and twenty (120) days of Closing.
The Assumed Liabilities, as contemplated in this Section and Exhibit A are to be wired to the c/o Power Brands Consulting, LLC for disbursement, any overage to be applied at the discretion of the Seller. A full accounting of disbursement of the funds will be made available to the Buyer, at Buyer’s request.
(c)Other Assumed Liabilities. Buyer will incur responsibility for any and all liabilities incurred under a certain Brand Licensing Agreement, dated June 25, 2014, and effective as of November 21, 2013 between Buyer and Seller.
(d)Net Profits Interest: The Seller will retain a ten percent (10%) net profits interest in the Brand. The net profits will be paid out on profitability (as defined in this Section) and / or sale of the Brand to a third party and defined as: third party purchase price less (a) all fees associated with the sale of the brand including but not limited to commissions, closing costs and finders fees; and (b) all paid in capital by Buyer (ie. $100m sale less $5m in commissions and closing costs less $20m in paid in capital by Buyer equals 5% of $75mm = $3.75m at closing to Seller).
Under this Agreement, Net Profit Interest shall mean the gross amount invoiced to third parties by Buyer less the sum of: (a) trade, cash and quantity discounts or rebates actually allowed or taken; (b) credit or allowances given or made for rejection of or return of previously sold Products or for retroactive price reduction; (c) charges for insurance, freight and other transportation costs directly related to delivery of the Products; (d) sales, transfer and other excise taxes levied on the sale of the Products; (e ) the cost of production including but not limited to co-packer fees, ingredient, labels, caps, bottles (f) research and development expense including not but limited to formulation costs; (g) selling and marketing expense; (h) general and administrative expense; and (i) the cost of direct and indirect labor and related benefits. If the Buyer and Seller cannot mutually agree on (a), (b), (c), (d), (e), (f), (g), (h) and (i) above, then (a), (b), (c), (d), (e), (f), (g), (h) and (i) above will be determined by generally accepted beverage industry accounting principles. The payment by the Buyer to the Seller shall be within ninety (90) days following the calendar quarter in which payment for the net profit interest was received. All withholding and other taxes that may be imposed on Buyer shall be deducted from the payment of such fees upon provision to Seller of an official receipt evidencing payment of such taxes.

(e)Net Profits Interest Buyout. Seller agrees to a buyout by the Buyer of its Net Profit Interest at fair market value (FMV) for its pro-rated share (i.e. FMV of 100% = $20m, $20m x 10% = $2m buyout). Buyer can exercise this option to purchase after twenty-four (24) months after closing of this Agreement.

ARTICLE 4
CLOSING, CONDITIONS and DELIVERY
1.Closings. The closing of the purchase and sale of the Brand and Acquired IP (the “Closing”) shall be held on the date hereof, at such other time and place upon which the parties shall agree.
2.Conditions to Closing.
(a)The obligations of the Seller hereunder in connection with the Closing are subject to the following conditions being met:
(xi)the accuracy in all material respects on the Closing Date of the representations and warranties of the Buyers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date); and
(xii)all obligations, covenants and agreements of the Buyer required to be performed at or prior to the Closing Date shall have been performed; and
(xiii)the payment of the Assumption of Debt set forth in Section 3.1(b)(i); and
(xiv)the delivery by the Buyer of the items set forth in Section 4.3 of this Agreement, if any.
(b)The obligations of the Buyer hereunder in connection with the Closing are subject to the following conditions being met:
(xv)the accuracy in all material respects on the Closing Date of the representations and warranties of the Sellers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date); and
(xvi)all obligations, covenants and agreements of the Seller required to be performed at or prior to the Closing Date shall have been performed; and
(xvii)the delivery by the Seller of the items set forth in Section 4.3 of this Agreement.
3.Delivery of Documents. Seller shall deliver to Buyer documentation evidencing:
(a)the assignment of the Trademark as filed with the U.S. Patent and Trademark Office ; and
(b)the transfer of any and all domain name(s) from the hosting entity; and
(c)the transfer of all Acquired IP.
The deliverables in this Section 4.3 will be assigned and delivered by Seller to Buyer upon completion of payment of the entire amount of $300,000 as detailed in Section 3.1(b) above. If any scheduled payment in Section 3.1(b) is late by more than 72 hours, these above will not be delivered by seller nor will any Acquired IP mentioned herein be owned by Buyer, furthermore this agreement will be consider null and void in its entirety. If the first payment is not received within 24 hours of signing of this agreement this entire agreement will be immediately and without option of remedy, terminated and made null and void in its entirety.

ARTICLE 5REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer as follows:
1.Authority. The Seller is duly organized, validly existing and in good standing under the laws of its state of organization. The Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligations, enforceable against Seller in accordance with this Agreement.
2.Governmental Consents. There are no approvals or consents of any governmental authorities under any applicable law necessary or required in connection with the execution and delivery by the Seller for the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of (i) any of the terms or provisions of Seller's Articles of Formation or Partnership Agreement; or (ii) of any indenture, agreement, judgment, decree or other instrument or restriction to which Seller is a party or by which Seller or any of the Acquired IP may be bound or affected, except in the case of clause (ii) where such breach, violation or default would not have a material adverse effect on the Acquired IP.
3.Litigation, etc. There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations, pending or threatened (a) relating to or affecting the Seller or the Acquired IP, or (b) challenging in any respect the validity of this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby or the use of the Acquired IP after the Closing by Buyer. There are no facts or circumstances that may give rise to any of the foregoing other than any pending collection efforts for the above mentioned $300,000 or any part thereof.
4.Ownership and Transfer of Acquired IP. (a) The Seller has good and marketable title to all of the Acquired IP and Tangible Assets, and such Acquired IP and Tangible Assets is free and clear of all Liens. The Seller has the unrestricted right to sell, assign, transfer, convey and deliver to Buyer all right, title and interest in and to the Acquired IP and Tangible Assets without penalty or other adverse consequences, and upon Closing Conditions, Buyer will own all of such Acquired IP and Tangible Assets free and clear of all Liens. The Seller has not interfered with, infringed upon, misappropriated, or violated any intellectual property of third parties in any material respect, nor has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any Acquired IP. There are no other agreements between Seller and any third party with respect to the sale of the Acquired IP and Tangible Assets. Seller has no present or known future obligation or requirement to compensate any person with respect to the Acquired IP. Seller is currently solvent and able to pay its obligations when they come due.
5.Brokers, Finders, etc. The Seller is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.
6.No Misstatements or Omissions. No representation or warranty made in this Agreement in connection with this Agreement by the Seller is false or misleading as to any material fact, or omits to state a fact required to make any of the representations or warranties made herein or statements made therein not misleading in any material respect.

ARTICLE 6REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller as follows:
1.Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Buyer has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with this Agreement.
2.Governmental Consents. There are no Consents under applicable Law necessary or required in connection with the execution and delivery by Buyer of this Agreement, the performance of its obligations hereunder or the consummation by Buyer of the transactions contemplated hereby.
3.Litigation, etc. There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations pending or threatened against Buyer challenging in any material respect the validity of this Agreement or the transactions contemplated hereby.
4.Brokers, Finders, etc. Buyer is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, or the transactions contemplated hereby.

ARTICLE 7TERMINATION OF AGREEMENT
1.Termination. this Agreement may be terminated pursuant to the following terms:
(a)by the mutual written consent of the Seller and Buyer;
(b)by the Seller, with written notice, if the Buyer fails to comply in full with the provisions of Article 3.1(b) in a timely fashion, i.e. if any payment above is more than 72 hours late or if the first payment isn’t received within 24 hours of signing this agreement, whereby Buyer is obligated to pay Three Hundred Thousand US Dollars ($300,000.00) of certain accounts payable of the Brand on the schedule set forth in Article 3.1(b). Upon termination under this provision, all right, title and interest in all Acquired IP and the Brand shall immediately revert to and remain with Seller. Upon such a termination circumstance as contemplated herein, the Buyer shall have no more rights, title or interests in any of the Acquired IP or the Brand under this Agreement, and Seller shall be free to offer the Acquired IP and the Brand to third parties or use the Acquired IP itself for any purposes whatsoever.
(c) If this agreement is terminated, Buyer will immediately cease and desist any trade, manufacture or marketing that includes IP mentioned herein and hold Seller and any of their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns completely and totally harmless for any reason what so ever for any loss or damage incurred by Seller and any of their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns.

ARTICLE 8INDEMNIFICATION
Indemnification. Seller agrees to indemnify, defend, and hold harmless the Buyer from and against any losses, liabilities, damages, claims, and all related costs and expenses (including reasonable attorneys’ fees and expenses) resulting from or arising out of any third party claim, action, suit, proceeding arising from or relating to: (1) any and all claims against the Brand made on or after June 25, 2014 by a third party
The above indemnity is contingent upon (i) buyer providing prompt notice to seller of any known claim and reasonable assistance (at seller’s sole expense and) in the defense thereof, (ii) seller’s sole right to control the defense or settlement of any such claim, provided that the settlement does not require payment or admission of liability on the part of buyer, and (iii) buyer shall not take any actions or omit to take actions that hinder the defense or settlement process as reasonably directed by seller.
The parties agree to indemnify, defend and hold harmless the other and each of their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns from and against any and all liabilities, losses damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’ fees), judgments, settlements, interest and penalties incurred as a result of, arising out of or in respect of any breach by the other party of any of its representations and warranties contained in this Agreement, or the failure by the other party to perform any of their covenants or agreements contained in this Agreement.

ARTICLE 9GENERAL
1.Notices. All notices and other communications hereunder shall be effective only if in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by email (with confirmation of transmission) or (d) three (3) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and
If to Seller:        VitaminFIZZ Brand LP
c/o Jill Birkmann, Esq.
12604 Manor Drive
Hawthorne, CA 90250
jill@powerbrands.us

If to Buyer:	Athena Brands, Inc.
800 Bering Drive, Suite #201
Houston, Texas 77057
Attention: V. Scott Vanis

with a copy (for informational purposes only) to:
Gracin & Marlow, LLP
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657
Attention: Leslie Marlow, Esq.

or to such other address as any Party shall designate by written notice to the other Parties hereto in accordance herewith.
If either party changes any of their addresses for service of notice without informing the other party the notice will be considered served if certified mail or facsimile transmission is confirmed to the addresses above. Both parties confirm the validity of the above information.
2.Non-Assignability. This Agreement shall not be assigned by the Seller or Buyer, without the express prior written consent of the other, and any attempted assignment without such consents shall be null and void. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.
3.Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Seller and Buyer. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.
4.No Third Party Beneficiaries. Nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
5.Governing Law. This Agreement and the other related transaction documents (“Transaction Documents”) (except as expressly provided therein) shall be governed by, and construed in accordance with, the laws of the State of California applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.
6.Disputes. (a) All disputes arising in connection with this Agreement, any other Transaction Document or the subject matters hereof and thereof shall be resolved by binding arbitration which shall be administered by AAA in accordance with AAA’s Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in Los Angeles, California or such other place as the parties to the arbitration agree. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience in arbitration and in commercial law. The arbitrators shall be required to follow the Law of the State of California and the provisions of this Agreement or the other Transaction Document in question.
(a)The expenses of arbitration (including fees and expenses of counsel) shall be borne by each party. Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 8.1. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.
7.Consent to Jurisdiction. Subject to the arbitration requirements and other provisions of Section 8, the Parties irrevocably agree that all actions arising under or relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be brought exclusively in Los Angeles, California.
8.Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter. Including the prior Asset Purchase Agreement and Licensing Agreement. This agreement voids licensing and other purchase agreements between buyer and seller and or any of their affiliates or subsidiaries.
9.Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
10.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
VITAMINFIZZ BRAND, LP

By:_/s/ Darin Ezra_________________
Name: Darin Ezra
Power Brands International, LLC
Title: General Partner

ATHENA BRANDS, INC.

By:_/s/ V. Scott Vanis______________
Name: V. Scott Vanis
Title: Chief Executive Officer

EXHIBIT A

VITAMINFIZZ
Vendor	Open Balance	Comment
Co-packer (INACTIVE)	$ 69,136.79
Sales Retainer	$ 25,000.00
Transport	$ 19,349.47
Sales Rep (INACTIVE)	$ 3,845.93
Advertising (INACTIVE)	$ 88,527.00
Transport (INACTIVE)	$ 8,266.68

TOTAL VITAMINFIZZ	$214,125.87

All Accounts Payable must be paid in full or settled to show a zero balance